Filed Pursuant to Rule 424(b)(2)	Registration No. 333-137100

PROSPECTUS SUPPLEMENT
TO PRELIMINARY PROSPECTUS DATED FEBRUARY 14, 2007

SPATIALIGHT, INC.

13,241,659 Shares of Common Stock

You should read this Prospectus Supplement and the accompanying Prospectus, as amended and into which this Prospectus Supplement is incorporated by reference, carefully before you invest. Both documents contain information you should consider when making your investment decision.

AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. SUCH RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

We will issue shares of our Common Stock $.01 par value per share (“Common Stock”), having an aggregate value of up to $3,400,000 to the following persons (the “Investors”), each of whom is an underwriter under the Securities Act of 1933, as amended:

Southridge Partners LP
Southshore Capital Fund Ltd.
Pierce Diversified Strategy Master Fund, LLC, ENA
Enable Opportunity Partners LP
Enable Growth Partners LP
Iroquois Master Fund Ltd.

The shares will be issued from time to time as determined by the Company pursuant to the terms of an Equity Credit Agreement dated April 24, 2007 (the “Equity Credit Agreement”) in the amount of $60,000 on each trading date specified by the Company (an “Offering Date”) at 100% of the closing bid price on such Offering Date, without fees or discount. The shares of our Common Stock covered by this prospectus supplement may be sold by the investors in one or more public or private transactions. The Investors may pay normal brokerage commissions in connection with any public sales.

Our common stock is traded on The NASDAQ Capital Market under the symbol "HDTV". On May 4, 2007, the last sale price for shares of our common stock, as reported on The NASDAQ Capital Market was $0.26 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is May 7, 2007.